TIMCO AVIATION SERVICES, INC.

NOTICE

Dated January 26, 2005

of
CONSENT AND OFFER OF PREMIUM FOR EARLY CONVERSION OF
8% SENIOR SUBORDINATED PIK NOTES DUE 2006
(CUSIP No.: 887151AA6)
AND
8% JUNIOR SUBORDINATED PIK NOTES DUE 2007
(CUSIP No.: 887151AB4)

THE OFFER OF PREMIUM FOR EARLY CONVERSION AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON MARCH 1, 2005, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF SENIOR NOTES AND/ OR JUNIOR NOTES MUST VALIDLY DELIVER THEIR NOTES PURSUANT TO THE OFFER AND CONSENT SOLICITATION ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER CONSIDERATION AND AUTOMATICALLY CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURES. NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

      This notice, the offering circular and consent solicitation dated January 26, 2005 ( the “Offering Circular”) of TIMCO Aviation Services, Inc. (the “Company”) and the consent and special conversion letter of transmittal (the “Consent and Special Conversion Letter of Transmittal”) have been delivered to you in connection with the Company’s offer to pay a 15% premium of additional Company common stock (“Common Stock”) for the early conversion of the Senior Notes and/or the Junior Notes into Common Stock.

      Enclosed for your consideration is material relating to the offer (the “Offer”) and the solicitation of consents by the Company. Depending on whether you hold Senior Notes and/or Junior Notes, upon the terms and subject to the conditions of the Offer described in the Offering Circular and the Consent and Special Conversion Letter of Transmittal, you can choose to tender, under the following options (the “offer consideration”):

If you elect to convert your Senior Notes into Common Stock during the Special Conversion Period (as defined in the Offering Circular), for each $1,000 in principal amount of Senior Notes, including PIK interest and any accrued but unpaid interest thereon, that you hold, you will receive:

•	the approximately 2,164 shares of Common Stock that you would have received upon the automatic conversion of your Senior Notes into equity at their maturity, plus

•	a conversion premium equal to approximately 324 shares of Common Stock.

If you elect to convert your Junior Notes into Common Stock during the Special Conversion Period, for each $1,000 in principal amount of Junior Notes, including PIK interest and any accrued but unpaid interest thereon, that you hold, you will receive:

•	the approximately 1,965 shares of Common Stock that you would have received upon the automatic conversion of your Junior Notes into equity at their maturity, plus

•	a conversion premium equal to approximately 294 shares of Common Stock.

      You do not have to tender all of your Senior Notes and/or Junior Notes to participate in the Offer. You may withdraw your tender of Senior Notes and/or Junior Notes at any time before the expiration of this Offer and Consent Solicitation.

      In addition, in conjunction with the Offer, the Company is also soliciting consents (the “Consents”) for certain proposed amendments (the “Proposed Amendments”) to (i) the Indenture for the Senior Notes dated as of February 28, 2002 among the Company, certain of its subsidiaries as guarantors and HSBC Bank, USA, National Association (as successor to HSBC Bank USA), as Trustee (the “Senior Notes Indenture”) and (ii) the Indenture dated as of September 20, 2002, among the Company, certain of its subsidiaries as guarantors and the Trustee (the “Junior Notes Indenture” and together with the Senior Notes Indenture, the “Indentures”). The Proposed Amendments will be set forth in supplemental indentures to the Indentures, which will be executed and delivered by the Company, the Trustee and the other parties to the Indentures.

      By tendering your Notes, you will automatically Consent to the Proposed Amendments to the Indentures governing the respective Notes. A holder may not Consent to the Proposed Amendments without tendering the Notes related thereto.

      This material relating to the Offer and Consent Solicitation is being forwarded to you as the beneficial owner of the Senior Notes and/or Junior Notes carried by us for your account or benefit but not registered in your name. A tender of any of the Senior Notes and/or Junior Notes and the subsequent automatic Consent with respect to any such Notes may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Senior Notes and/or Junior Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered Holder promptly if they wish to tender such Notes pursuant to the Offer and therefore automatically Consent to the Proposed Amendments to the Indentures.

      We urge you to read carefully the Offering Circular, the Consent and Special Conversion Letter of Transmittal and the other materials provided herewith before instructing us to convert your Notes.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Senior Notes and/or Junior Notes and deliver your Consent in accordance with the provisions of the Offer and Consent Solicitation. Please note that tenders of Senior Notes and/or Junior Notes must be received by the Expiration Date to receive the offer consideration, and the Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on March 1, 2005, unless extended by the Company.

Your attention is directed to the following:

1. The Offer is for any and all of the Senior and/or Junior Notes.

2. The Offer is subject to the conditions described in the Offering Circular under the caption “The Offer and Consent Solicitation — Conditions to the Offer and Consent Solicitation.”

3. If you desire to tender any Senior Notes and/or Junior Notes and to deliver your Consent pursuant to the Offer and Consent Solicitation and receive the offer consideration, we must receive your instructions in ample time to permit us to effect a tender of Senior Notes and/or Junior Notes and delivery of a Consent on your behalf on or prior to 5:00 p.m., New York City time on the Expiration Date.

4. You may not validly tender Senior Notes and/or Junior Notes without delivering a Consent to the Proposed Amendments. You may not validly deliver a Consent to the Proposed Amendments without tendering your Senior Notes and/or Junior Notes in the Offer.

      If you wish to have us tender your Senior Notes and/or Junior Notes held by us for your account or benefit and deliver your Consent, please so instruct us by completing, executing and returning to us the instruction form that appears below, allowing sufficient time for us to tender on your behalf prior to the Expiration Date. The accompanying Consent and Special Conversion Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Senior Notes and/or Junior Notes held by us and registered in our name for your account.

      You may withdraw tenders of Senior Notes and/or Junior Notes at any time before the Expiration Date of the Offer, but the offer consideration will not be issuable for conversion of Senior Notes and/or Junior Notes so withdrawn. A valid withdrawal of your Notes will also constitute a revocation of your Consent to the Proposed Amendments to the Indentures. Any permitted withdrawal of Senior Notes and/or Junior Notes may not be rescinded, and any Note properly withdrawn will afterwards be deemed not validly tendered for purposes of the Offer. Withdrawn Senior Notes and/or Junior Notes may, however, be re-tendered by again following one of the appropriate procedures described in the Offering Circular at any time before the Expiration Date of the Offer. A holder may not validly revoke a Consent unless such holder validly withdraws such holder’s previously tendered Notes.

INSTRUCTIONS WITH RESPECT TO OFFER AND CONSENT SOLICITATION

      The undersigned acknowledge(s) receipt of your letter dated January 26, 2005, and the enclosed materials referred to therein relating to the Offer and the Consent Solicitation with respect to the Company’s Senior Notes and/or Junior Notes.

      This will instruct you to tender the principal amount of Senior and/or Junior Notes indicated below held by you for the account or benefit of the undersigned and automatically deliver the undersigned’s Consent to the Proposed Amendments to the Indentures governing the Senior Notes and/or Junior Notes with respect to the principal amount of Notes indicated below, pursuant to the terms of and conditions set forth in the Offering Circular and the Consent and Special Conversion Letter of Transmittal.

TIMCO AVIATION SERVICES, INC.

Principal Amount of Senior Notes and/or Junior Notes, with respect to which Consent to the Proposed Amendments is given, and which are to be tendered unless otherwise indicated:

Principal Amount Tendered:*	Offer Consideration:

$	Common stock

$	Common stock

Total Principal Amount Exchanged: $

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Notes in the space above, all Notes held by you for my (our) account will be tendered, regardless of the principal amount listed above, and that I (we) will be deemed to automatically Consent to the Proposed Amendments.

PLEASE SIGN HERE

Signature(s): Name(s) (Please Print): Address:

City, State and Zip Code: Area Code and Telephone No.: Tax Identification or Social Security No.: My Account Number With You: Date:

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